EXHIBIT 99.1
The Hallwood Group Incorporated
3710 Rawlins, Suite 1500 • Dallas, Texas 75219 • 214/528-5588 • Fax: 214/522-9254
FOR IMMEDIATE RELEASE

Contact:	Melvin Melle, Chief Financial Officer (800) 225-0135 • (214) 528-5588
HALLWOOD GROUP REPORTS RESULTS FOR THE
FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2006
Dallas, Texas, May 14, 2007 — The Hallwood Group Incorporated (AMEX-HWG) today reported results for the fourth quarter and year ended December 31, 2006.
For the quarter, Hallwood reported a net loss of $5.8 million, or $3.86 per share, assuming dilution, compared to net income of $818,000, or $0.54 per share, in 2005. Results for the 2006 quarter and year were impacted by Hallwood’s share of the loss from its 25%-owned Hallwood Energy, L.P. affiliate, which is accounted for using the equity method of accounting. Hallwood Energy reported a net loss of $41.4 million for 2006, which was principally attributable to a $28.4 million impairment of its reserves.
For the year, Hallwood’s net loss was $6.7 million, or $4.44 per share, assuming dilution, compared to net income of $26.3 million, or $17.47 per share, in 2005. The 2005 results included a gain of $52.4 million from the July 2005 disposition of the Company’s minority investment in Hallwood Energy III, L.P.
Following is a comparison of results for the 2006 and 2005 periods:
Operating Income (Loss). For the 2006 and 2005 quarters, the operating loss was $18,000, compared to operating income of $1.0 million, on revenue of $27.6 million and $31.2 million, respectively.
For the year, operating income was $772,000 and $53,000, on revenue of $112.2 million and $134.6 million, respectively.
Fluctuations were primarily due to a decrease in military sales, which were $13.4 million and $53.9 million for the quarter and 2006 year, compared to $16.1 million and $72.5 million for the quarter and 2005 year, respectively, and a $5.0 million bonus award in 2005.
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Other Income (Loss). Other income (loss) consists of equity in its Hallwood Energy affiliate and predecessor entities, gain from disposition of the Hallwood Energy III affiliate, interest income and expense and other income and expense.
For the 2006 and 2005 quarters, other income (loss) was a loss of $8.8 million in 2006 and income of $454,000 in 2005, respectively, including an equity loss from Hallwood Energy and predecessor affiliates of $8.7 million in 2006, compared to an equity loss of $198,000 in 2005.
For the year, other income (loss) was a loss of $10.5 million, compared to income of $44.8 million in 2005, including equity losses from its Hallwood Energy affiliate and predecessor entities of $10.4 million in 2006 and $8.5 million in 2005. The 2005 results include the $52.4 million gain from the July 2005 disposition of the Company’s minority investment in Hallwood Energy III.
Income Tax Expense (Benefit). For the 2006 quarter, the income tax benefit was $2.9 million, which included a current federal tax benefit of $2.0 million, a non-cash deferred federal tax benefit of $786,000 and state tax benefit of $195,000. For the 2005 quarter, the income tax expense was $683,000, which included a current federal tax benefit of $1.9 million, a non-cash deferred federal tax expense of $3.0 million and state tax benefit of $471,000.
For the 2006 year, the income tax benefit was $3.0 million, which included a current federal tax benefit of $2.2 million, a non-cash deferred federal tax benefit of $1.0 million and state tax expense of $233,000. For the 2005 year, income tax expense was $18.5 million, which included a current federal tax expense of $13.7 million, a non-cash deferred federal tax expense of $3.9 million and state tax of $889,000.
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The following table sets forth selected financial information for the quarters and years ended December 31, 2006 and 2005.
THE HALLWOOD GROUP INCORPORATED
(In thousands, except per share amounts)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenue	$27,626	$31,185	$112,154	$134,607

Operating income (loss)	$(18)	$1,047	$772	$53

Other income (loss)	(8,764)	454	(10,485)	44,799

Income (loss) before income taxes	(8,782)	1,501	(9,713)	44,852
Income tax expense (benefit)	(2,940)	683	(2,988)	18,510

Net income (loss)	$(5,842)	$818	$(6,725)	$26,342

PER COMMON SHARE:
BASIC
Net income (loss)	$(3.86)	$0.54	$(4.44)	$18.22

Weighted average shares outstanding	1,515	1,511	1,514	1,446

ASSUMING DILUTION
Net income (loss)	$(3.86)	$0.54	$(4.44)	$17.47

Weighted average shares outstanding	1,515	1,526	1,514	1,508
Certain statements in this press release may constitute “forward-looking statements”, which are subject to known and unknown risks and uncertainties including, among other things, certain economic conditions, competition, development factors and operating costs that may cause the actual results to differ materially from results implied by such forward-looking statements. These risks and uncertainties are described in greater detail in the Company’s periodic filings with the SEC.
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